Exhibit 99.2

Execution Copy

AGREEMENT OF PURCHASE AND SALE

BY AND AMONG

CPI BALLPARK INVESTMENTS LTD,

AS BUYER,

AND

SWISS RE FINANCIAL PRODUCTS CORPORATION,

AS SELLER

DATED AS OF DECEMBER 3, 2012

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (this “Purchase Agreement”), dated as of December 3, 2012 (the “Signing Date”), is entered into by and among CPI Ballpark Investments Ltd, a company incorporated in the Republic of Mauritius (“Buyer”) and Swiss Re Financial Products Corporation (the “Seller”). Each of Buyer and Seller is referred to individually herein as a “Party” and collectively, as the “Parties.” Capitalized terms used but not otherwise defined shall have the meanings set forth in Article I.

WITNESSETH:

WHEREAS, the Seller owns, directly or indirectly, 3,371,502 American Depositary Shares (“ADSs”) and two (2) ordinary shares with a nominal value of US$0.001 per share (the “Ordinary Shares”, and together with the ADSs, the “Sale Shares”), of China Hydroelectric Corporation (“CHC”), a company incorporated in the Cayman Islands and listed on the New York Stock Exchange; and

WHEREAS, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, the Sale Shares, upon the terms and subject to the conditions set forth in this Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Purchase Agreement, Buyer and the Seller agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Purchase Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such entity. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. For the Buyer only, “Affiliate” shall include NewQuest Asia Fund I, L.P., and its limited partners, advisory committee, manager, and advisor.

“Business Day” shall mean a day other than Saturday or Sunday and on which commercial banks are permitted by applicable Laws to be open for business in New York, Cayman Islands and Hong Kong.

“Closing” and “Closing Date” shall have the meaning given in Section 2.3.

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory (including stock exchanges, insurance and antitrust regulatory bodies), self-regulatory or administrative authority, department, court, commission, arbitral authority, agency, official, or any other governmental body, including any political subdivision thereof, or any judicial or quasi-judicial tribunal of competent jurisdiction thereof.

“Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Lien” shall mean any lien, pledge, mortgage, easement, encroachment, security interest, encumbrance, charge, option, restriction on transfer or similar limitation, whether arising by agreement or operation of Law.

“Losses” shall include any and all losses, damages, injuries, declines in value, claims, suits, proceedings, liabilities, reasonable costs and reasonable expenses (including judgments, awards, fines, settlement costs, reasonable fees, interest, penalties, Taxes, reasonable attorneys’ fees and any other reasonable legal costs and expenses for defense of any actions or threatened actions). Notwithstanding anything to the contrary contained herein, in no event shall Losses include consequential, special, indirect, incidental, exemplary or punitive damages.

“Order” shall mean any writ, decree, injunction, order, judgment or similar action.

“Person” shall mean an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental, quasi-governmental, judicial or regulatory entity or any department, agency or political subdivision thereof.

“Purchase Price” shall have the meaning given in Section 2.2.

“Representatives” shall mean, with respect to any Person, the officers, directors, partners, members, employees, advisors, agents and representatives of such Person.

“Required Approvals” shall mean all approvals, notices, filings, consents, amendments and waivers which are necessary to complete the Transactions contemplated herein.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax” or “Taxes” shall mean any federal, state, local or non-U.S. income, corporation, capital gains, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, capital, inheritance, windfall profits, gross receipts, sales, use, registration, stamp, premium, excise, turnover, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other charge by a Governmental Authority; in all cases, including all interest and penalties and late payment surcharges thereon and additions thereto, whether disputed or not.

“Transaction Documents” shall mean this Purchase Agreement and the certificates and documents executed in connection herewith.

“Transfer” shall mean, with respect to any Sale Shares, (a) when used as a verb, to sell, assign, dispose of, liquidate, exchange, pledge, encumber, hypothecate or otherwise transfer such Sale Shares or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, liquidation, exchange, pledge, encumbrance, hypothecation or other transfer of such Sale Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing.

ARTICLE II

PURCHASE AND SALE OF THE SALE SHARES

2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Purchase Agreement, at the Closing, the Seller shall Transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Sale Shares.

2.2 Purchase Price. The purchase price for the Sale Shares shall equal $6,743,005.34, of which $1.34 shall be apportioned to the Ordinary Shares and the balance to the ADSs (the “Purchase Price”).

2.3 Closing. The closing of the transaction contemplated by this Purchase Agreement (the “Closing”) shall take place remotely no later than ten (10) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to deliveries the respective Parties will make at the Closing itself, but subject to their satisfaction at the Closing) set forth in Article V or such other time or place as Buyer and the Seller may mutually determine (the “Closing Date”).

2.4 Payments. Payment of any and all amounts due and owing under this Purchase Agreement shall be denominated in U.S. dollars and shall be made by wire transfer of immediately available funds to the appropriate account designated in advance by the Seller. Within one (1) Business Day after the Signing Date, the Seller shall deliver to Buyer wire instructions for the bank account(s) to which the Purchase Price shall be paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer, as of the Signing Date and as of the Closing Date, as follows:

3.1 Organization and Authorization. The Seller is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Seller has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the other Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement has been, and each of the other Transaction Documents to which the Seller is a party will have been at the Closing, duly authorized, executed and delivered by the Seller that is a party thereto. This Purchase Agreement constitutes, and each of the other Transaction

Documents to which the Seller is a party will constitute at the Closing, the valid and binding obligation of the Seller that is a party thereto, enforceable against the Seller in accordance with its respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect).

3.2 No Conflicts. Neither the execution and delivery of this Purchase Agreement nor the other Transaction Documents to which the Seller is a party nor the performance or consummation of the transactions contemplated hereby or thereby by the Seller:

(a) will conflict with, result in the breach of or constitute a default under:

(i) the Seller’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing);

(ii) any material contract, agreement, commitment or instrument to which the Seller is a party or by which the Seller’s assets are bound and which relates to the Sale Shares; or

(iii) to Seller’s knowledge, any applicable Law or any permit or license required by any Governmental Authority to which any Seller is subject; or

(b) will require the registration, filing, notice or qualification with or the consent or approval of any Governmental Authority to which any Seller is subject (provided, that this representation does not purport to address any registration, filing, qualification, consent, approval, permit or license that may be required to be obtained by Buyer, Buyer’s partners or any of Buyer’s subsidiaries in connection with its ownership of the Sale Shares following the Closing).

3.3 Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation, in each case before or by any Governmental Authority pending or, to the Seller’s knowledge, threatened in writing against (a) the Seller or any of the Seller’s Affiliates, which, if adversely determined, would materially adversely affect the ability of any Seller to consummate the transactions contemplated by this Purchase Agreement; or (b) the Seller or any of the Seller’s Affiliates related to any Sale Shares.

3.4 Brokers and Finders. The Seller has not incurred any obligations for any finder’s or broker’s fee or similar fee or commission, in connection with the transactions contemplated by this Purchase Agreement, for which Buyer may be liable.

3.5 Securities Laws Matters. No Seller, or anyone acting on any Seller’s behalf, has offered to sell the Sale Shares or any portion thereof by means of general solicitation or general advertising.

3.6 Title to Sale Shares. The Seller is the record and beneficial owner of the Sale Shares, free and clear of all Liens. At the Closing, the Seller will deliver good and marketable title to each Sale Share to Buyer, free and clear of all Liens. The assignments, endorsements, powers and other instruments of transfer delivered by the Seller at the Closing will be sufficient to transfer to Buyer the Seller’s entire right, title and interest, legal and beneficial, in the Sale Shares.

3.7 Economic Risk.

(a) The Seller acknowledges that it is aware that Buyer and/or Buyer’s Affiliates may perform, or may already have performed, their own price valuation for the Sale Shares and that Buyer and/or Buyer’s affiliates have or may have material nonpublic information (which may be either favorable or adverse) concerning the Company or the Sale Shares that has not been disclosed by Buyer to the Seller.

(b) The Seller acknowledges that it has made its own investment analysis and decision to engage in the transactions contemplated by this Purchase Agreement and has had the opportunity to conduct its own investigation to the extent such Seller has deemed it necessary and desirable and, notwithstanding the foregoing, has determined that it is in such Seller’s best interests to sell the Sale Shares to Buyer at this time.

(c) The Seller acknowledges that it has not requested Buyer to disclose any material or potentially material nonpublic information relating to the Company or the Sale Shares, and Buyer has not done so. The Seller further acknowledges that neither Buyer, nor any of Buyer’s Affiliates, nor any of their respective Representatives has delivered any information or made any representation to such Seller, except as expressly set forth herein. The Seller also acknowledges that, save as set out in Article IV, it is not relying upon any disclosure (or non-disclosure) made (or not made) by Buyer, an Affiliate of Buyer, or any of their respective Representatives, in connection with the transactions contemplated by this Purchase Agreement.

(d) The Seller acknowledges that any material nonpublic information may be indicative of a value of the Sale Shares that is substantially more than the Purchase Price, or may be otherwise adverse to the Seller, and such material nonpublic information, if known to the Seller, could be material to the Seller’s decision to sell the Sale Shares. The Seller agrees that Buyer shall not be obligated to disclose any material nonpublic information it may have, or have any liability with respect to such non-disclosure (to the extent any such liability is based on claims that the Seller knew or should have known existed before entering into the transactions contemplated by this Purchase Agreement).

(e) The Seller agrees that it has and will have no claims (under any federal or state securities Law or otherwise, to the extent permitted under applicable Law) against Buyer, any Affiliate of Buyer, or any of their respective Representatives in connection with or arising out of any failure of such Person to disclose any material nonpublic information in connection with the transactions contemplated by this Purchase Agreement. The Seller further agrees not to assert any such claim.

(f) The Seller acknowledges that Buyer is relying on the representations and warranties set forth in this Section 3.7 and would not to enter into this Purchase Agreement or engage the transactions contemplated hereby in the absence of such representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller, as of the Signing Date and as of the Closing Date, as follows:

4.1 Organization and Authorization.

(a) Buyer is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement has been, and each of the other Transaction Documents to which it is a party will have been at Closing, duly authorized, executed and delivered by Buyer. This Purchase Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute at the Closing, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect).

4.2 No Conflicts.

(a) Neither the execution and delivery of this Purchase Agreement and the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby or thereby by Buyer:

(i) will conflict with, result in the breach of or constitute a default under:

(A) the constituent documents or any other governing instruments of Buyer (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing);

(B) any contract, agreement, commitment or instrument to which Buyer is a party or by which it or any of its assets is bound; or

(C) to Buyer’s knowledge, any applicable Law or any permit or license required by any Governmental Authority to which Buyer or any limited partner of Buyer is subject; or

(ii) will require the registration, filing, notice or qualification with or the consent or approval of any Governmental Authority to which Buyer or any limited partner of Buyer is subject (provided, that this representation does not purport to address any registration, filing, qualification, consent, approval, permit or license that may be required to be obtained by the Seller or any of their Affiliates in connection with the Transfer of the Sale Shares at Closing).

4.3 Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation, in each case before or by any Governmental Authority, pending or, to Buyer’s knowledge, threatened against Buyer, which, if adversely determined, would adversely affect the ability of Buyer to consummate the transactions contemplated by this Purchase Agreement, including the payment of the Purchase Price.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Purchase Agreement at the Closing are subject to the satisfaction or waiver of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Seller contained in this Purchase Agreement shall be true and correct as of the Signing Date and as of the Closing Date.

5.2 Performance. The Seller shall have performed or complied in all material respects with all agreements, covenants and obligations to be performed or complied with by the Seller at or prior to the Closing.

5.3 Legal Proceedings.

(a) No applicable Law shall prohibit the consummation of the transactions contemplated hereby.

(b) There shall not have been instituted or pending any action or proceeding by any Person or Governmental Authority challenging or seeking to make illegal or to restrain or prohibit the consummation of the transactions contemplated by this Purchase Agreement.

5.4 Documentation. The Seller shall execute and deliver to Buyer, all documents or instruments reasonably requested or required by Buyer in connection with the consummation of the transactions contemplated hereby, including (i) all Required Approvals, (ii) a duly executed instrument of transfer transferring the Ordinary Shares to Buyer, and (iii) such other assignment documents or irrevocable instructions as may be necessary to Transfer all of the Seller’s right, title and interest in and to the Sale Shares to Buyer

ARTICLE VI

INDEMNIFICATION

6.1 Survival. All representations and warranties of, and all covenants and agreements made or performed or to be performed or complied with by, any Person contained herein or in any Transaction Document, and all rights to bring any claims of any Indemnitee in respect of any breach of any such representation, warranty, covenant or agreement contained in this Purchase Agreement, shall survive for a period of eighteen (18) months following Closing; provided, however, that the representations contained in Section 3.6 (Title to Sale Shares) shall survive indefinitely.

6.2 Indemnification. As of and from Closing, the Seller will indemnify and hold harmless the Buyer and its officers, directors, and employees (each an “Indemnitee”) from and against any Losses which are directly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Losses relate to any Third Party Claim) and which arise from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty of the Seller set forth in this Purchase Agreement at Section 3.1, 3.2, 3.3 or 3.6.

6.3 Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article VI in respect of any Losses, such Indemnitee shall promptly give the Seller notice of such claim (a “Notice of Claim”). Any such Notice of Claim shall set forth in reasonable detail the basis for such claim for indemnification and, to the extent specified or otherwise known, the amount of the claim. The failure of such Indemnitee to give the Notice of Claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnification hereunder, except to the extent that the Seller is prejudiced by such failure.

6.4 Limitation on Liability. Except for Losses resulting from fraud, willful breach, or intentional breach of a representation and warranty, the maximum amount of Losses payable by the Seller shall be an amount in the aggregate equal to the Purchase Price plus all reasonable costs and expenses related to the Indemnitee exercising its rights hereunder.

6.5 Procedure for Third Party Claims.

(a) Promptly following receipt by an Indemnitee of written notice of any claim that may give rise to indemnification under this Article VI resulting from or arising out of any action, suit, proceeding or arbitration against an Indemnitee by a Person that is not a party hereto (such claim, a “Third Party Claim”) with respect to which such Indemnitee may be entitled to receive payment from the Seller for any Loss in accordance with this Purchase Agreement, such Indemnitee shall notify the Seller of such Third Party Claim; provided, however, that the failure to so notify the Seller shall not relieve the Seller from liability hereunder with respect to such Third Party Claim except to the extent that the Seller is prejudiced by such failure.

(b) The Seller shall have the right, by delivery of written notice to the Indemnitee, to assume (or assign to its Affiliate for assumption) the defense of such Third Party Claim; provided that, notwithstanding the foregoing, the Seller shall not be entitled to assume control of the defense of any Third Party Claim (unless otherwise agreed to in writing by the Indemnitee), and shall pay the reasonable fees and expenses of one counsel retained by the Indemnitee to the extent that the Indemnitee has been advised by reputable external legal counsel, that a reasonable likelihood exists of a material conflict of interest between the Seller and the Indemnitee and that, as a result, the Seller could not represent the interests of the Indemnitee in such Third Party Claim.

(c) In any Third Party Claim for which indemnification is being sought hereunder, the Indemnitee or the Seller, whichever is not defending such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense (subject to Section 6.5(b) above). The Seller or the Indemnitee (as the case may be) shall at all times use reasonable efforts to keep the other party reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and each shall reasonably cooperate in good faith with the other with respect to the defense of any such matter.

(d) No Indemnitee may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed). The Seller may not settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned), unless such settlement, compromise or consent (i) results in the final resolution of such Indemnitee’s involvement in such Third Party Claim and includes a complete and unconditional release of such Indemnitee, from all liabilities and obligations arising out of such Third Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing on behalf of such Indemnitee, (iii) is paid in full by the Seller concurrently with the effectiveness of such settlement, compromise or consent and (iv) does not encumber any of the assets of any Indemnitee or subject any Indemnitee to any restrictions or conditions that would materially and adversely affect such Indemnitee; provided that, if the Indemnitee does not consent to any proposed settlement, compromise or consent, then (notwithstanding anything to the contrary contained in this Purchase Agreement) the Indemnitee shall not be entitled to any indemnification or other payment hereunder for Losses incurred with respect to such Third Party Claim in excess of the proposed settlement, compromise or consent, whether or not the Indemnitee would otherwise be entitled to indemnification hereunder.

6.6 Limitations on Damages.

(a) Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(b) No Indemnitee shall be entitled to recover any Losses relating to any matter arising out of one provision of this Purchase Agreement to the extent that such Indemnitee has already recovered Losses with respect to such matter pursuant to another provision of this Purchase Agreement.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Confidentiality.

(a) Prior to the Closing and (if applicable) after the termination of this Purchase Agreement pursuant to Article VIII, the Parties shall keep private and hold, in strict confidence, unless compelled to disclose by applicable Law, all documents and information (including, without limitation, the fact that discussions regarding the transactions contemplated by this Purchase Agreement occurred and the status thereof) furnished to it or any of its Affiliates or any of its or its Affiliates’ respective Representatives (each such recipient, a “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”) in connection with the transactions contemplated by this Purchase Agreement (collectively, “Confidential Information”), except to the extent that such Confidential Information can be shown to have been (i) previously known to such Receiving Party on a non-confidential basis, (ii) in the public domain (or come to be in the public domain after the date hereof) through no fault of any Receiving Party, (iii) later lawfully acquired by such Receiving Party from sources other than (x) the other Party to this Purchase Agreement, (y) any Person providing such documents or information on behalf of such other Party or (z) any Person known to have an obligation of confidentiality to such other Party, or (iv) independently developed by a Receiving Party without such Receiving Party violating its obligation under this Section 7.1; provided that either Party may (A) make any public disclosure it believes in good faith is required by applicable Laws or which may be required in the course of ordinary course communications with any Governmental Authority and (B) disclose Confidential Information to its Affiliates or any of its or its Affiliates’ respective Representatives (each, a “Permitted Recipient”) in connection with the transactions contemplated by this Purchase Agreement, so long as the Disclosing Party informs any such Permitted Recipient of the confidential nature of such Confidential Information and such Disclosing Party is fully responsible for and indemnifies the Disclosing Party for any breach or other failure by any Permitted Recipient of such Disclosing Party to keep such Confidential Information private and to hold, to the same extent as the Parties are required to do so pursuant to this Section 7.1(a), such Confidential Information as confidential.

(b) If this Purchase Agreement is terminated pursuant to Article VIII, each Receiving Party shall, and shall cause its Permitted Recipients to, destroy, upon the written request of the Disclosing Party, all Confidential Information, including all copies thereof, that such Persons obtained, or that were obtained on their behalf, from the Disclosing Party or on behalf of the Disclosing Party in connection with transactions contemplated by this Purchase Agreement; provided, however, that each Receiving Party (A) may retain such Confidential Information and documents to the extent required by applicable Law or its document retention policies and (B) is not required to destroy any computer records or files containing such Confidential Information that have been created pursuant to automatic archiving and back-up procedures and that cannot be reasonably deleted. Any Confidential Information so retained by a Receiving Party pursuant to the foregoing sentence shall continue to be kept private and held in strict confidence in accordance with the terms and conditions of this Purchase Agreement.

(c) In the event that a Receiving Party or Permitted Recipient is requested pursuant to, or required by, applicable Law, Governmental Authority or other legal process (excluding routine regulatory examinations) to disclose any Confidential Information, such Person shall to the extent permitted by applicable Law (i) provide the Disclosing Party with reasonable notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy, (ii) consult with the Disclosing Party in respect of taking appropriate steps to resist or narrow the scope of the disclosure of Confidential Information, and (iii) use its commercially reasonable efforts to ensure that any Confidential Information that is so disclosed will be accorded confidential treatment.

(d) Without the prior written consent of the other Parties hereto, no Party shall, and shall cause its respective Affiliates or Representatives not to, disclose the terms or status of this Purchase Agreement (including, without limitation, the Purchase Price) or the transactions contemplated hereby, or the identity of the Parties hereto, to any Person, except (and solely to the extent) that such disclosures of Confidential Information are specifically permitted by Section 7.1(a).

(e) The obligations set forth in this Article VII shall survive until the earlier of (i) the Closing Date and (ii) the 12-month anniversary of the date on which this Purchase Agreement is terminated pursuant to Article VIII.

7.2 Closing; Further Assurances. Prior to the Closing, each Party will take all actions necessary in order for the Closing to take place as soon as possible after the date of this Agreement. From time to time after the Closing, as and when requested by any Party hereto and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Purchase Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Purchase Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the Closing:

(a) by mutual written agreement by Buyer and the Seller;

(b) by the non-breaching Party, if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the breaching Party set forth in this Purchase Agreement that would cause the Closing not to occur.

8.2 Effect of Termination. In the event of termination of this Purchase Agreement, the provisions of this Purchase Agreement shall immediately become void and of no further force and effect (other than the provisions of Section 1.1 (Certain Defined Terms), Section 7.1 (Confidentiality), this Section 8.2 (Effect of Termination)) and Article IX (Miscellaneous), each of which shall survive the termination of this Purchase Agreement), and there shall be no liability on the part of any Party, or any of their respective Affiliates or Representatives, save that in the case of any breaches by such Party of the covenants or agreements in this Purchase Agreement or any other willful breaches of the representations or warranties contained in Article III and Article IV of this Purchase Agreement at or prior to the time of such termination, which in each case cause the Closing to not occur, the breaching Party shall reimburse the non-breaching Party for its reasonable transaction expenses.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. All fees and expenses incurred in connection with this Purchase Agreement (and the transactions contemplated hereunder), including all fees of counsel, accountants, finders and brokers, shall be borne by the Party incurring the same.

9.2 Notices. All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier, when received by facsimile transmission, electronic mail or other electronic transmission, or three Business Days after the date when posted by air mail, with postage prepaid, addressed as follows:

(i)	If to the Seller, to:

55 East 52nd Street, New York, New York, 10055

Attn: Hank Chance

or to such other person or address as the Seller shall furnish to Buyer in writing.

(ii)	If to Buyer, to:

c/o DTOS Ltd

10th Floor, Raffles Tower

19 Cybercity, Ebene, Mauritius

Attn: Rajan Rosick

with a copy to:

26/fl, 8 Wyndham Street,

Central

Hong Kong

Attn: General Counsel

or to such other person or address as Buyer shall furnish to the Seller in writing.

9.3 Assignment. This Purchase Agreement and all of its provisions shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Purchase Agreement may not be assigned by any Party without the prior written consent of each of the other Parties hereto.

9.4 Governing Law. This Purchase Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof (other than the New York General Obligations Law 5-1401).

9.5 Counterparts. This Purchase Agreement may be executed in multiple counterparts (including by means of facsimile or portable document format (“.pdf”) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

9.6 Specific Performance. Each of the Parties to this Purchase Agreement acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Purchase Agreement were not performed by such Party in accordance with their specific terms or were otherwise breached by such Party, that the other Parties to this Purchase Agreement will have no adequate remedy at law and that monetary damages may not be a sufficient remedy for any such failure or breach. Accordingly, each Party hereto shall be entitled, in addition to any other rights such Party may have (whether at law, in equity or by contract), to specific performance of the terms of this Purchase Agreement, including, without limitation, an injunction or injunctions to specifically enforce the terms and provisions hereof in any court of competent jurisdiction described in Section 9.7, without the necessity of posting any bond or other security and without the necessity of establishing that monetary damages would not be an adequate remedy.

9.7 Consent to Jurisdiction. Any and all legal actions and proceedings by a Party hereto concerning, relating to, or arising out of this Purchase Agreement or any of the other Transaction Documents or its enforcement shall be submitted to the exclusive jurisdiction of the United States federal courts sitting in New York City, New York or any New York State court sitting in New York City, New York. Each of the Parties hereto hereby consents and submits to the jurisdiction of the aforesaid courts and waives and agrees not to plead or claim, in any legal action or proceeding with respect to this Purchase Agreement or any of the other Transaction Documents or its enforcement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party, that venue before any such court is improper, that any such court is an inconvenient forum, or that such legal action or proceeding should be transferred from any such court for any other reason.

9.8 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9 Interpretation. The headings of the sections and subsections of this Purchase Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Purchase Agreement. When a reference is made in this Purchase Agreement to sections, subsections, clauses, schedules or Exhibits, such reference shall be to a section, subsection, clause, schedule or Exhibit to this Purchase Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used in this Purchase Agreement shall be deemed in each case to be followed by the words “without limitation.” Unless otherwise specified, any reference to “knowledge” herein shall mean actual knowledge without any duty of inquiry or investigation. Defined terms used in this Purchase Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.

9.10 Entire Agreement. This Purchase Agreement, including the schedules and Exhibits hereto, and the other Transaction Documents, together with the other agreements, documents and certificates delivered pursuant to the terms of this Purchase Agreement and the other Transaction Documents contain the complete agreement among the Parties hereto and supersede any prior understandings, agreements and representations by or among the Parties, whether written or oral, which may have related to the subject matter hereof in any way.

9.11 Amendment; Waiver. This Purchase Agreement may be amended only by a written instrument executed by the Seller and Buyer. Any failure of Buyer to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by the Seller, and any such failure by the Seller may only be waived in writing by Buyer, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

9.12 Third Parties. Except as specifically set forth or referred to in this Purchase Agreement, nothing in this Purchase Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Purchase Agreement.

9.13 Publicity. Except as may otherwise be required by applicable Law, no public statement (including by electronic mail transmission), press release or similar publicity release concerning this Purchase Agreement or the transactions contemplated by this Purchase Agreement shall be made by any Seller without the prior written consent of Buyer or by Buyer without the prior written consent of the Seller.

9.14 Resolution of Conflicts. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Purchase Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction Document, or any other agreement, document or instrument contemplated hereby, this Purchase Agreement shall govern and prevail.

9.15 No Presumption Regarding Drafting. Each Party hereto acknowledges that it has reviewed this Purchase Agreement prior to its execution and that changes were made to this Purchase Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Purchase Agreement, the provision shall be deemed to have been drafted by all of the Parties and shall not be construed against any Party on the basis that the Party was responsible for drafting that provision.

9.16 Severability. If any term, provision, agreement, covenant or restriction of this Purchase Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

9.17 Miscellaneous. For purposes of this Purchase Agreement, a document (or signature page thereto) signed and transmitted by facsimile, telecopier, electronic mail or electronically transmitted “.pdf” format is to be treated as an original document. The signature of any Party on such document, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any Party, any facsimile, telecopy or electronically mailed document shall be re-executed in original form by the Parties who executed the facsimile, telecopy or electronically mailed document. No Party may raise the use of a facsimile, telecopier, electronic mail or electronically transmitted “.pdf” format, or the fact that any signature was transmitted through the use of a facsimile, telecopier, electronic mail or electronically transmitted “.pdf” format as a defense to the enforcement of this Purchase Agreement or any amendment or other document executed and delivered pursuant to this Purchase Agreement and each Party hereby forever waives any such defense.

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IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement, acting by their duly authorized agents, as of the date first above written.

CPI BALLPARK INVESTMENTS LTD

By:	/s/ Subhash C. Lallah
Name:	Subhash C. Lallah
Title:	Director

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement, acting by their duly authorized agents, as of the date first above written.

SWISS RE FINANCIAL PRODUCTS CORPORATION

By:	/s/ Hank Chance
Name:	Hank Chance
Title:	Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]